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                                                                     EXHIBIT 4.2

                               MADGE NETWORKS N.V.
                                 1993 STOCK PLAN

                  AS AMENDED MARCH 26, 1999 & DECEMBER 1, 2000

1. Purposes of the Plan. The purposes of this Stock Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Consultants and Directors of the Company and its Affiliates worldwide and to promote the success of the Company's business. Options granted under the Plan may be incentive stock options (as defined under Section 422 of the Code) or non-statutory stock options, as determined by the Administrator at the time of grant of an option and subject to the applicable provisions of Section 422 of the Code, as amended, and the regulations promulgated thereunder. Rights to purchase common stock may also be granted under the Plan, subject to compliance with Applicable Laws.

2.   Definitions. As used herein, the following definitions shall apply:

     (a) "Administrator" means the Board or any of its Committees appointed pursuant to Section 4 of the Plan.

     (b) "Affiliate" means any Subsidiary and any entity which has a business relationship with the Company. The term Affiliate includes any entity which becomes an Affiliate after the adoption of the Plan.

     (c) "Applicable Laws" means the corporate, securities and tax laws, whether federal, state or local, that are applicable to the administration and implementation of the Plan, including without limitation Dutch legislation prohibiting insider trading and mis-use of inside information.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Cause" means dismissal with cause by the Company or any Subsidiary for such reason determined at the discretion of the Board.

     (f) "Code" means the U.S. Internal Revenue Code of 1986, as amended.

     (g) "Committee" means the Committee appointed by the Board of Directors in accordance with paragraph (a) of Section 4 of the Plan.

     (h) "Common Stock" means the Ordinary Shares of the Company.

     (i) "Company" means Madge Networks N.V., a Netherlands corporation.

     (j) "Consultant" means any person, including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services, and any member of the Board whether compensated for such services or not; provided that the term Consultant shall thereafter not include a Director.

     (k) "Continuing Director" means any member of the Board who has served continuously as a Board member from and before the commencement of a transaction resulting in a Change in Control, as such term is defined in Section 13(c) of the Plan.

     (l) "Continuous Status as an Employee" means the absence of any interruption or termination of the employment relationship by the Company or any Subsidiary. Continuous Status as an Employee shall not be considered interrupted in the case of: (i) sick leave, maternity leave,

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military leave or any other leave of absence approved by the Committee, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (ii) in the case of transfers between locations of the Company or between the Company, its Subsidiaries or its successor.

     (m) "Director" means any member of the Supervisory Board of the Company who is not compensated for his services or is paid only a director's fee by the Company.

     (n) "Employee" means any person, including officers and Board members, employed by the Company or any Parent or Subsidiary of the Company. The payment of a fee to a Board member by the Company shall not be sufficient to constitute "employment" by the Company.

     (o) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

     (p) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or a national market system including, without limitation, the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported, as quoted on such system or exchange for the last market trading day prior to the time of determination) as reported in the Wall Street Journal or such other source as the Administrator deems reliable;

          (ii) If the Common Stock is quoted on the NASDAQ System (but not on the National Market System thereof) or regularly quoted by a recognised securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the high and low asked prices for the Common Stock; or

          (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Board.

     (q) "Group Member" means the Company, any Subsidiary of the Company or any other body corporate nominated by the Board for this purpose which is not under the control of any single person, but is under the control of two or more persons, one of whom being the Company or its Parent and in relation to which the Company or, (as the case may be), its Parent is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights.

     (r) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

     (s) "Merit Option Period" means the period which commences three (3) market trading days after the public announcement of the Company's quarterly financial results (the "Merit Option Period Start Date") and ends fourteen (14) days following the Merit Option Period Start Date.

     (t) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

     (u) "Option" means a stock option granted pursuant to the Plan.

     (v) "Optioned Stock" means the Common Stock subject to an Option.

     (w) "Optionee" means an Employee, Consultant or Director who receives an Option.


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    (x) "Person" means any individual, firm, partnership, corporation or other entity and includes any successor of such entity and all Affiliates, Associates and Subsidiaries (as such terms are defined in Rule 12b-2 of the Exchange Act) of such entity.

     (y) "Parent" means a "parent corporation", whether now or hereafter existing, as defined in Section 424(e) of the Code.

     (z) "Plan" means this 1993 Stock Plan, as amended from time to time, and its Appendices.

     (aa) "Purchaser" means an Employee, Consultant or Director who exercises a Stock Purchase Right.

     (ab) "Right" means a Stock Option or Stock Purchase Right granted under the Plan.

     (ac) "Rule 16b-3" means Rule 16b-3 promulgated under Section 16 of the Exchange Act or any successor thereto.

     (ad) "Share" means a Common Share of the Company, as adjusted in accordance with Section 12 of the Plan.

     (ae) "Stock Purchase Right" means the right to purchase Restricted Stock granted pursuant to Section 11 of the Plan.

     (af) "Subsidiary" means any corporation at least 50% of the voting stock of which is owned, directly or indirectly, by the Company.

3.   Stock Subject to the Plan

     Subject to the provisions of Section 12 of the Plan, the maximum aggregate number of shares which may be optioned and sold under the Plan is 14,500,000 Common Shares. The Shares may be authorised, but unissued, or re-acquired Common Stock.

     If a Right should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares which were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan.

4.   Administration of the Plan

     (a)  Procedure

          (i) Administration by Board or its Committee. With respect to grants of Options or Stock Purchase Rights to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the legal requirements relating to the administration of the Plan, if any, under any Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies, however caused, and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws.


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          (ii) Administration with respect to Directors and Officers. With respect to grants of Options or Stock Purchase Rights to Directors or Employees who are also Officers or Directors of the Company, a plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

          (iii) Multiple Administrative Committees. At the Board's discretion (and subject to Section 4(a)(ii) above), the Plan may be administered by different committees with respect to members of the Board, officers and Employees who are neither members of the Board nor officers.

          (iv) Appendices. The Board have the power to grant Options to Employees, Consultants or Directors under any additional conditions or restrictions set out in the Appendix to the Plan applicable to the country of residence or employment of such Optionee. If an Option is granted under an Appendix to the Plan, this must be specified at the date of grant by the Administrator.

     (b) Powers of the Administrator. Subject to the provisions of the Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

          (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(p) of the Plan and the Appendices;

          (ii) to select the Directors, Consultants and Employees to whom Rights may from time to time be granted hereunder;

          (iii) to determine whether and to what extent Options and Stock Purchase Rights or any combination thereof, are granted hereunder;

          (iv) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

          (v) to approve forms of agreement for use under the Plan and its Appendices;

          (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to the share price and any restriction or limitation, based in each case on such factors as the Administrator shall determine, in its sole discretion);

          (vii) to determine whether and to what extent any vesting provisions for Options (as specified in any appropriate agreements) be accelerated;

          (viii) to determine the terms and restrictions applicable to Stock Purchase Rights and the Restricted Stock purchased by exercising such Stock Purchase Rights';

          (ix) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan and its Appendices; and

          (x) to make any other such determinations with respect to awards under the Plan as it shall deem appropriate.


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     (c) Effect of Committee's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees and Purchasers and any other holders of any Rights.

     (d) Rights of Optionee or Purchaser. Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment, nor will it affect the right of the provider of any service relationship to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Board (or if so delegated, the Committee) or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

          (i) the lapsing of any Right pursuant to the Plan;

          (ii) the failure or refusal to exercise any discretion under the Plan; and/or

          (iii) an Optionee or Purchaser ceasing to be a person who has a service relationship for any reason whatever.

5.   Eligibility for Options; Conditions of Options

     (a) Nonstatutory Stock Options may be granted to Employees, Consultants and Directors and Incentive Stock Options may be granted only to Employees, but in both cases only as determined by the Board and specified at the date of grant by the Administrator. An Employee, Consultant or Director who has been granted an Option may, if he is otherwise eligible, be granted an additional Option or Options as determined by the Board.

     (b) Unless the Board determines otherwise, an employee of the Company or any Subsidiary of the Company will be granted Options under this Plan or under any other stock option plan operated by the Company or any of its Subsidiaries on the date his/her employment commences or as soon as practicable thereafter(1). Subject to 5(i) below a Director will be granted Options upon his appointment to the Board either by the shareholders or by the Board pursuant to the Company's articles of association. Additionally, an Employee may be granted Options under this Plan during the Merit Option Period as determined by the Board and in these circumstances the Board must give at least two (2) months notice to the Dutch Securities Board before such Options are granted unless the circumstances otherwise require; to the extent the Company has not given such notice, Options shall not be granted pursuant to this section 5(b) unless the Company has no material inside information (voorwetenschap) at the time of grant.

     (c) Each Option shall be designated in a written option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of the Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options.

     (d) For purposes of Section 5(c), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

     (e) Notwithstanding any provision of the Plan to the contrary, each Stock Option Agreement evidencing options granted to an Employee, Consultant or Director of the Company or any

-----------
(1) Section 5(b) will take effet from December 1, 2000, the date that the amendments to the Paln were adopted by the Board.

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Affiliate shall include the relevant provisions applicable to the country or state of residence or employment of such Employee, Consultant or Director. Such provisions are set out, as appropriate, in the Appendices to the Plan.

     (f) The Plan shall not confer upon any Optionee any right with respect to continuation of employment, office or consulting relationship with the Company, nor shall it interfere in any way with his right or the Company's right to terminate his employment, office or consulting relationship at any time, with or without Cause.

     (g) Any person who ceases to have the status or relationship of an Employee as a result of the termination of his employment for any reason and however that termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alternation of any rights, benefits or expectations in relation to any Rights or expected Rights under the Plan.

     (h) Options and Stock Purchase Rights shall not (except as may be required by law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

     (i) Options may not be granted to Directors or Consultants unless the Company has no material inside information (voorwetenschap) at the time of grant.

6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in Section 19 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 15 of the Plan.

7. Term of Option. The term of each Option shall be the term stated in the option agreement; provided that the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option agreement. Furthermore, in the case of an Option granted to an Employee who resides in the United Kingdom which is not granted pursuant to Appendix A hereof, the term of the Option shall be ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option agreement. Finally, in the case of an Option granted to an Employee who resides in the Netherlands which is not granted pursuant to Appendix C hereof, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option agreement.

8.  Option Exercise Price and Consideration

     (a) The per share exercise price for the Shares to be issued or transferred pursuant to exercise of an Option shall be such price as is determined by the Board, but shall be subject to the following:

          (i) In the case of an Incentive Stock Option

               (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

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               (B) Granted to any Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

          (ii) In the case of a Nonstatutory Stock Option granted to any Employee, Consultant or Director, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

     (b) The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of (i) cash, (ii) cheque, (iii) subject to compliance with the provisions of Netherlands law relating to the repurchase of shares and the issuance of shares for other than cash consideration other Shares which (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six
(6) months on the date of surrender or were not acquired, directly or indirectly, from the Company and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company prior to issuance of the Shares the amount of sale or loan proceeds required to pay the exercise price, (v) any combination of the foregoing methods of payment, (vi) or such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws.

     (c) The per share exercise price set out in any Option shall be denominated in U.S. dollars. The Company hereby agrees with payment in foreign currency of the exercise price for any Shares purchased upon exercise of an Option. The conversion into foreign currency of the US dollars denominated exercise price will be at the closing spot rate of that foreign currency against the US dollar, as published in the Wall Street Journal, or other similar journal on the last market trading day prior to the exercise date.

9.   Exercise of Option

     (a) Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable at such times and under such conditions as determined by the Board and as shall be permissible under the terms of the Plan.

     An Option may not be exercised for a fraction of a Share.

     An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorised by the Board, consist of any consideration and method of payment allowable under Section 8(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorised transfer agent of the Company) of the Shares to which an Option relates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 12 of the Plan.

In the event that the Company or any other person (other than the Optionee) (hereafter referred to as the "Relevant Payer") is required, on the exercise of an Option, to account to any taxation authority for any taxes, including all social security taxes, (the "Tax Liability") as may be due, then that Option may not be exercised unless:


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          (i) the Relevant Payer is able to deduct an amount equal to the whole of the Tax Liability from the Optionee's net pay for the next pay period;
     or

          (ii) the Optionee has paid to the Relevant Payer an amount equal to the Tax Liability; or

          (iii) the sum of the amount that the Optionee has paid to the Relevant Payer in respect of the Relevant Payer's obligation to satisfy the Tax Liability and the total amount that the Relevant Payer is able to deduct from the Optionee's net pay for the next pay period is equal to or more than the Tax Liability; or

          (iv) the Optionee has given irrevocable instructions to the broker (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the exercise of the Option to realise an amount equal to the Tax Liability and the payment of the Tax Liability to the Relevant Payer; or

          (v) The Optionee and the Relevant Payer have reached such other agreement for the payment of the Tax Liability.

An Option may only be exercised to the extent that it has vested in accordance with any conditions of the Option grant (prescribed in a manner dictated by Section 4 (b) (vi) but subject to Section 4 (b) (vii)) or the Option becomes exercisable as set out in this Section 9(a).

     Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

     (b) Termination of Employment. In the event of termination of an Optionee's Continuous Status as an Employee with the Company or any Subsidiary, or consulting relationship or office of Director as a result of:

          (i) illness, injury and disability;

          (ii) retirement on or after the Optionee's normal retirement date;

          (iii) early retirement as determined by the Committee;

          (iv) the employing entity ceasing to be a Group Member;

          (v) the transfer or sale of the undertaking or part-undertaking in which the Optionee is employed to an entity which is not a Group Member; or

          (vi) any other reason determined at the discretion of the Administrator within thirty (30) days of such termination;

such Optionee may, but only within twelve (12) months after the date of such termination (or such shorter period as may be provided in the option agreement, but in no event later than the expiration date of the term of such Option as set forth in the option agreement), exercise the Option to the extent that the Optionee was entitled to exercise it at the date of such termination subject to
Section 4(b)(vii) above. If an Option is an Incentive Stock Option and is not exercised within three (3) months following the Optionee's date of termination, then such Option shall be treated as a Non-Qualified Stock Option beginning on the day that is three (3) months and one (1) day following the Optionee's date of termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, subject to Section 4(b) (vii) above, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate unless the Administrator determines otherwise.

     To the extent that termination of an Optionee's consulting relationship or Continuous Status as an Employee or office of Director with Group Member (as the case may be) is for any other reason,

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including with Cause, the Option shall terminate on the date of such termination unless the Administrator determines otherwise.

     (c) Disability of Optionee. Notwithstanding the provisions of Section 9(b) above, in the event of termination of an Optionee's consulting relationship or Continuous Status as an Employee, or office of Director as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code), Optionee may, but only within twelve (12) months from the date of such termination (or such shorter period as may be provided in the Option Agreement, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, unless the Administrator determines otherwise.

     (d) Death of Optionee. In the event of the death of an Optionee, the Option may be exercised, at any time within twelve (12) months following the date of death (or such shorter period as may be provided in the Option Agreement, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee was entitled to exercise the Option at the date of death. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, unless the Administrator determines otherwise.

     (e) Rule 16b-3. Options granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10. Non-Transferability of Options. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

11.  Stock Purchase Rights.

     (a) Rights to Purchase Restricted Stock. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of Shares that such person shall be entitled to purchase, the price to be paid, and the time within which such person must accept such offer, which shall in no event exceed one-hundred and twenty (120) days from the date of grant of the Stock Purchase Right. The offer shall be accepted by execution of a Restricted Stock agreement in the form determined by the Administrator. Shares purchased pursuant to the grant of a Stock Purchase Right shall be referred to herein as "Restricted Stock".

     (b) Purchase Price. The Restricted Stock shall be issued for such consideration as the Administrator deems appropriate, including past services; provided, however, that such consideration shall have a Fair Market Value at least equal to one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of issuance.

     (c) Repurchase Option. Unless the Administrator determines otherwise, the Restricted Stock agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the Purchaser's employment with the Company for any reason (including death or disability). The purchase price for Shares repurchased pursuant to the Restricted Stock

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agreement shall be the original price paid by the Purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option with respect to the Restricted Stock shall lapse at such rate as the Committee may determine.

     (d) Other Provisions. The Restricted Stock agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion. In addition, the provisions of Restricted Stock agreements need not be the same with respect to each purchaser. The Administrator may amend any Restricted Stock agreement, but no amendment which would adversely affect the individual's right to the Restricted Stock shall be made without his or her written consent. Notwithstanding the foregoing, only the Board may issue Restricted Stock to individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

     (e) Rights as a Shareholder. Once the Stock Purchase Right is exercised, the Purchaser shall have the rights equivalent to those of a shareholder, and shall be a shareholder when his or her purchase is entered upon the records of the duly authorised transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

     (f) The Company will not grant any Stock Purchase Rights if the Company has material inside information (voorwetenschap) at the time of grant.

12. Adjustments. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Right, and the number of shares of Common Stock which have been authorised for issuance under the Plan but as to which no Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of a Right, as well as the price per share of Common Stock covered by each such outstanding Right, shall be proportionately adjusted for (i) any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, (ii) any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company, or (iii) any other transaction with respect to Common Stock to which Section 424(a) of the Code applies; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of price of shares of Common Stock subject to a Right.

13.  Dissolution, Liquidation or Merger.

     (a) In the event of the proposed dissolution or liquidation of the Company, all outstanding Rights will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in the exercise of its sole discretion in such instances, declare that any Right shall terminate as of a date fixed by the Administrator and give each Optionee or Purchaser the right to exercise his Right, including Shares as to which the Right would not otherwise be exercisable.

     Subject to the provisions of paragraph (b) hereof, in the event of a proposed sale of all or substantially all of the assets of the Company, or a merger in which the Company is not the surviving corporation, each outstanding Right shall be assumed or an equivalent Right shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise its sole discretion, that each Optionee or Purchaser shall have the right to exercise his Right, including Shares as to which the Right would not otherwise be exercisable.

     (b) In the event of a "Change in Control" of the Company, unless otherwise determined by the Board prior to the occurrence of such Change in Control, the following acceleration and valuation provisions shall apply:

          (i) Any Right outstanding as of the date such Change in Control is determined by the Board to have occurred that is not yet exercisable and vested on such date shall become fully exercisable and vested at the discretion of the Board; and

          (ii) The value of all outstanding Rights shall, unless otherwise determined by the Board at or after grant and subject to compliance with Applicable Laws, be cashed out. The cash-out proceeds shall be paid to the Optionee or Purchaser or, in the event of death of an Optionee or Purchaser prior to payment, to the estate of the Optionee, Purchaser or person who acquired the right to exercise the Right by bequest or inheritance.

     (c) For purposes of this Section 13, a "Change in Control" means the happening of any of the following:

          (i) The acquisition by any Person, other than the Company or one or more persons controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of fifty percent (50%) or more of the Company's outstanding voting securities pursuant to a transaction which the majority of the Continuing Directors does not at any time recommend the Company's shareholders accept or approve, or

          (ii) A change in the composition of the Board over any period of thirty-six (36) consecutive months or less such that a majority of the Board members (determined by rounding up the next whole number) cease to be comprised of individuals who either (A) were Continuing Directors at the start of such period or (B) were elected or nominated for election as Board members during such periods by at least a majority of the Continuing Directors in office at the time such election or nomination was approved by the Board.

     (d) Pursuant to the transaction that results in Madge Networks, Ltd. becoming a Subsidiary of the Company, the Company may authorise the Plan to assume options outstanding under the Madge Networks, Ltd. Share Option Scheme. In the event of such authorisation, the Administrator may (i) make an offer to Madge Networks, Ltd. optionees to substitute Options in the Company in exchange for the surrender of options in Madge Networks, Ltd. and/or (ii) substitute Shares reserved under the Plan for Madge Networks, Ltd. shares upon exercise of options in Madge Networks, Ltd. (provided that such exercise is in accordance with a "put and call" agreement between the optionee and the Company). Notwithstanding the requirements set out in the Plan, for these purposes all material terms of said Options (including number of shares, term of option and exercise price) shall be continued as though no substitution had occurred, subject to such adjustments (if any) as are required pursuant to the exchange ratio applied to the transaction.

     (e) Pursuant to any transaction that results in a corporation (the "Target") becoming a Subsidiary of the Company, the Board may authorise the Plan to assume options outstanding under such Target's stock option plan and substitute options to purchase shares of Common Stock in Madge Networks, N.V. for such outstanding options. Notwithstanding the requirements set out in the Plan, for these purposes all material terms of the Targets options (including number of shares, term of option and exercise price) may be continued (at the Board's discretion) as though no assumption and substitution had occurred, subject to such adjustments (if any) as are required pursuant to the exchange ratio applied to the transaction. In the case of options intended to be treated as Incentive Stock Options, any assumption and substitution described in this paragraph shall be in accordance with the requirements of Section 424(a) of the Code.

14. Time of Granting Options. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Board. Notice of the determination shall be given to each Employee, Director or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

15.  Amendment and Termination of the Plan.

     (a) Amendment and Termination. The Board may at any time amend, alter, suspend or discontinue the Plan, but no amendment, alteration, suspension or discontinuation shall be made which would impair the rights of any Optionee or Purchaser under any grant theretofore made, without his consent.

     (b) Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Rights already granted, and such Rights shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee or Purchaser and the Board, which agreement must be in writing and signed by the Optionee or Purchaser and the Company.

16. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of a Right unless the exercise of such Right and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of a Right, the Company may require the person exercising such Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

17. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

     The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Agreements. Rights shall be evidenced by written agreements in such form as the Board shall approve from time to time, subject to the provisions of the attached Appendices setting forth special rules for Employees, Consultants and Directors who are neither resident in the USA nor employed by the Company.

19. Shareholder Approval. The grant of Incentive Stock Options under the Plan shall be subject to approval by the shareholders of the Company within twelve
(12) months before or after the date the Plan is adopted excluding Incentive Stock Options issued in substitution for outstanding Incentive Stock Options pursuant to Section 424(a) of the Code. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. The Administrator may grant Incentive Stock Options under the Plan prior to approval by the shareholders, but until such approval is obtained, no such Incentive Stock Option shall be exercisable. In the event that shareholder approval is not obtained within the twelve (12) month period provided above, all Incentive Stock Options previously granted under the Plan shall be exercisable as Non-Qualified Stock Options.

                                   APPENDIX A

                    APPROVED OPTION GRANTS TO U.K. EMPLOYEES

       This Appendix A and the Plan together with the Notice of Stock Option Grant, Stock Option Agreement and Exercise Notice for Vested Shares form the UK Approved Option Sub-Plan of the Plan ("the 1993 UK Approved Sub-Plan").

       This Appendix details the manner in which the rules of the Plan will be applied for the purposes of the 1993 UK Approved Sub-Plan. The Committee will determine whether Eligible Employees receive Options under this 1993 UK Approved Sub-Plan ("Approved Options") or under the Plan without reference to this Appendix A ("Unapproved Options") and, having so determined, the Committee must specify on the Notice of Stock Option Grant whether the Option is an Approved Option or Unapproved Option. Only Approved Options shall be eligible to receive special tax treatment under ICTA.

       Where there is any conflict between the provisions of this Appendix on the one hand and any of the rules of the Plan, the Notice of Stock Option Grant, the Stock Option Agreement or the Exercise Notice for Vested Shares on the other hand, the provisions of this Appendix shall prevail.

       Where there is any conflict between the provision of the Notice of Stock Option Grant, the Stock Option Agreement and/or the Exercise Notice for Vested Shares the order of priority: first, the Notice of Stock Option Grant; second, the Stock Option Agreement; third, the Exercise Notice for Vested Shares.

1. In this Appendix where the context so admits or requires the following words or expressions shall have the following meanings:

Words and expressions                                  Meanings
---------------------                                  --------
"the Companies"                         as the case may be Madge Networks N.V.
                                        and/or any one or more of the Relevant
                                        Subsidiaries

"Eligible Employees"                    United Kingdom resident employees of the
                                        Companies who are (i) full-time
                                        directors of the Companies devoting a
                                        minimum of 25 hours per week (excluding
                                        meal breaks) to the duties of the office or (ii) employees of the Companies who are not also directors of the Companies

"ICTA"                                  the Income and Corporation Taxes Act
                                        1988

"Madge Networks N.V."                   Madge Networks N.V.

"the Plan"                              Madge Networks N.V.'s 1993 Stock Plan

"Relevant Subsidiaries"                 means any company or companies or which
                                        Madge Networks N.V. has control and the
                                        word "control" shall have the meaning
                                        given to it by Section 416 of the ICTA

"Schedule 9"                            Schedule 9 of ICTA

       (a) Reference to a clause is to a clause of this Appendix.

       (b) Unless otherwise defined the terms in this Appendix shall have the meaning given to them in the Plan.

2. Subject to the provisions of clauses 3 and 4, only Eligible Employees (who are selected to participate in the 1993 UK Approved Sub-Plan by the Companies) will be entitled to participate in the 1993 UK Approved Sub-Plan.

3.1 No Eligible Employee shall be entitled to obtain or exercise rights under the 1993 UK Approved Sub-Plan at any time when he has, or has within the preceding twelve (12) months had, a material interest in a close company which is:

       (a) a company shares in which may be acquired pursuant to the exercise of rights obtained under the 1993 UK Approved Sub-Plan; or

       (b) a company which has control of such a company or is a member of a consortium which owns such a company.

3.2    For the purposes of this clause:

       (a) "close company" shall have the meaning given to it by Paragraph 8 of
       Schedule 9;

       (b) "member of a consortium" shall have the meaning given to it by section 187(7) of ICTA; and

       (c) "material interest" shall have the meaning given to it by section 187(3) of ICTA.

4. No Eligible Employee shall obtain rights under the 1993 UK Approved Sub-Plan if those rights would, at the time those rights are obtained, cause the aggregate market value of the shares which that Eligible Employee may acquire in pursuance of rights obtained under the 1993 UK Approved Sub-Plan or under any other share option scheme, not being a savings-related share option scheme (as defined by paragraph 1 of Schedule 9), approved under Schedule 9 and established by Madge Networks N.V. or by any associated company (as defined by Section 416 of the ICTA) of Madge Networks N.V. (and not exercised) to exceed or further exceed pounds sterling 30,000. If any Approved Option is granted in error which does so exceed the pounds sterling 30,000 limit, it shall be construed as being limited to take effect as a grant of an Approved Option to acquire such whole number of shares as shall bring the aggregate market value of all rights up to, or as nearly as may be, pounds sterling 30,000.

       For the purposes of determining whether the above limits have been exceeded, the market value of shares for options granted on a given day shall be translated from US dollars into pounds sterling at the closing spot rate for that day in the Wall Street Journal.

       In the event that no exchange rate is given for that day the rate used shall be that for the previous day on which an exchange rate is given.

5. The option agreement will provide that the Shares in respect of which an Approved Option is granted will satisfy the conditions of Paragraphs 10 to 14 (inclusive) of Schedule 9 and in particular will be:

       (a) fully paid up;

       (b) not subject to any restrictions other than restrictions which attach to all shares of the same class; and

       (c) irredeemable.

6. Shares shall be allotted and issued or transferred pursuant to a notice of exercise within thirty (30) days of the date of exercise.

7. If an alteration is made to the 1993 UK Approved Sub-Plan or to the Approved Options themselves, at any time after the 1993 UK Approved Sub-Plan has been approved by the Inland Revenue under Schedule 9, such alteration shall not be effective unless and until the alteration has been approved by the Inland Revenue.

8. Approved Options will, subject to clause 5(a), be granted at the fair market value of the shares at the date of grant and fair market value shall be determined in accordance with the provisions of Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed for the purposes of the 1993 UK Approved Sub-Plan with -the Inland Revenue Shares Valuation Division on or before that day. Notwithstanding the above, shares cannot be issued for less than par value.

9. Notwithstanding Section 8(b) of the Plan, payment for shares acquired by exercise of Approved Options under the UK Approved Sub-Plan will be by cash or cheque only.

                                   APPENDIX B

                        OPTION GRANTS TO FRENCH EMPLOYEES

       This Appendix B to the Madge Networks N.V. 1993 Stock Plan (the "Plan") sets forth special rules under which options may be granted to any individual who is an employee of Madge Networks N.V. or who is employed by a Madge Subsidiary in France and whose salary is paid in French currency on the date of the grant. The Committee will determine whether an Employee, Consultant or Director receives Options under this Appendix B and, having so determined, the Committee must specify on the Notice of Stock Option Grant that the Option has been granted under this Appendix B. To the extent the rules in this Appendix B are not consistent with the provisions of the Plan, this Appendix B shall govern. To the extent that there is no inconsistency between the provisions of the Plan and this Appendix B, the provisions of the Plan shall govern.

       Unless otherwise indicated, capitalised terms shall have the definitions set out in the Plan.

1. Options For Authorised But Unissued Shares Only. Options granted to French-Employees under the Plan shall be options to subscribe to newly issued Shares (i.e., authorised but unissued Shares) only, and the Notice of Grant shall clearly identify each Option as such. Options granted to French Employees shall in no event be options to purchase reacquired Shares of the Company.

2. Limitations on Eligibility. Options may be granted to French Employees only. In addition, Options may not be granted to any French Employee who owns more than ten percent (10%) of the Shares of the Company. For these purposes, "French Employee" means any salaried employee, the President-Directeur General or any other Directeur-General of a Madge Subsidiary in France. Moreover, Options may not be granted to an employee unless he is employed by a company which is a subsidiary of the Company as defined in Article 8-4 of the French law of 24 July 1966.

3. Fair Market Value. For purposes of this Appendix B only, if the Company's Common Stock is listed on an established stock exchange or national market system, Fair Market Value will be computed as the average price of a Share of Common Stock over the twenty (20) day preceding the date of grant.

4. Grant of options. An option may not be granted in the period of 20 days after a distribution of dividends or a capital increase. In addition, the total options granted may not be more than one third of the Shares of the Company.

5. Option Price. The purchase price of the shares of stock covered by an option shall not be less than ninety-five percent (95%) of the Fair Market Value of the stock on the date of grant.

6. Exercise by Estate. In the event of exercise by an Optionee's estate, the post- termination exercise period shall not exceed six (6) months from the date of the Optionee's death.

7. Adjustments Upon Changes in Capitalisation. The Board of Directors makes adjustments upon changes in capitalisation under Section 12 of the Plan solely with respect to sections 175.8 to 174.16 of Decree no. 67-236 of March 23, 1967, implementing French law no 66-537 of July 24, 1966.

8. Changes. The Board may not change the Plan in a way which affects this Part, or Options granted under this Part, if the change is inconsistent with French law and in particular with Sections 174.8 to 174.16 of Decree no. 67-236 of 23 March 1967, implementing French law no. 66-537 of 24 July, 1966.

                                   APPENDIX C

                        OPTION GRANTS TO DUTCH EMPLOYEES

       This Appendix C to the Madge Networks N.V. 1993 Stock Plan (the "Plan") sets forth special rules under which options may be granted to any individual who is an employee of Madge Networks N.V. or who is employed in the Netherlands by any Madge Subsidiary and whose salary is paid in Dutch currency on the date of the grant. The Committee will determine whether an Employee, Consultant or Director receives Options under this Appendix C and, having so determined, the Committee must specify on the Notice of Stock Option Grant that the Option has been granted under this Appendix C. To the extent the rules in this Appendix C are not consistent with the provisions of the Plan, this Appendix C shall govern. To the extent that there is no inconsistency between the provision of the Plan and this Appendix C, the provisions of the Plan shall govern.

       Unless otherwise indicated, capitalised terms shall have the definitions set out in the Plan.

1.     Vesting

       Options granted to a Dutch Employee will vest immediately upon grant.

2.     Reimbursement

       If a Dutch Employee ceases to be employed by the Company before the fourth anniversary of the Option grant, the Dutch Employee shall be under a duty to reimburse the Company a certain part of the benefit enjoyed as a result of the shares acquired under the Plan.

       The benefit referred to above shall be either (i) the difference between the Option Exercise Price and the Fair Market Value of the shares in question at the time the Option is exercised, or (ii) the difference between the Option Exercise Price and the Fair Market Value of the shares at the time of any disposition by the Dutch Employee of the shares prior to termination of the employment, whichever is lower. The number of shares to which this reimbursement provision applies (the "Reimbursement Shares") shall be computed as follows:

       Total Number of shares -   [(total number of Shares Divided by 48) times
                                  (total number of Months Worked from the date of grant)]

       provided however, that this provision shall apply to all shares if a Dutch Employee ceases to be employed before the first anniversary of the date of grant of his or her Option.

       For example, if an Option to purchase 1,000 shares is granted to a Dutch Employee on January 1, 1995, with an Option Exercise Price US $15 per share, the Dutch Employee exercised all his options in December 1995, when the shares had a Fair Market Value of US$ 30 and the employee ceases working at the Company effective July 31, 1996, the reimbursement clause shall apply to the following number of shares:

                         1,000 - [ 1,000 x 19 ] = 604,2
                                   ----------
                                       48

       Note: The reimbursement clause shall not apply to [ 1,000 x 19 ]
                                                           ----------
                                                               48
       shares, being 395.8 shares. Therefore, if - in above example - the employee would have exercised the Option for only 350 shares, the Employee would not have to reimburse anything to the Company.

       Escrow

       The Reimbursement Shares, or the cash proceeds of the sale of Reimbursement Shares, shall be held in escrow by the Company or its agent, until the employee shall no longer be under a duty to reimburse the Company a certain part of the benefit enjoyed as a result of those shares acquired under the Plan. The employee shall remain fully entitled to all dividends declared on the Reimbursement Shares, or interest accruing on the cash proceeds of the sales of the Reimbursement Shares.

3.     Terms of Options

       The term of an Option granted to a Dutch Employee shall be no greater than five (5) years.

4.     Option Exercise Price

       The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be the Fair Market Value per Share on the date of the grant.

5.     Definitions

       a) "Dutch Employee" shall mean an individual who is an employee of Madge Networks N.V. or of a Madge Subsidiary in the Netherlands and whose salary is paid in Dutch currency on the date the option is granted.

       b) "Madge Subsidiary" shall mean a company in which Madge Networks N.V. has a one-third share (33 1/3%) or more of the equity interest or voting shares, directly or indirectly, or a corporation of which owns one-third (33 1/3%) or more of the equity interest or voting shares, wither directly or indirectly, in Madge Networks N.V.

                                   APPENDIX D

                        OPTION GRANTS TO GERMAN EMPLOYEES

       This Appendix D to the Madge Networks N.V. 1993 Stock Plan (the "Plan") sets forth special rules under which options may be granted to any individual who is an employee of Madge Networks N.V. or who is employed by a Madge Subsidiary in Germany and whose salary is paid in German currency on the date of the grant (a "German Employee"). The Committee will determine whether an Employee, Consultant or Director receives Options under this Appendix D and, having so determined, the Committee must specify on the Notice of Stock Option Grant that the Option has been granted under this Appendix D. To the extent the rules in this Appendix D are not consistent with the provisions of the Plan, this Appendix D shall govern. To the extent that there is no inconsistency between the provisions of the Plan and this Appendix D, the provisions of the Plan shall govern.

       Unless otherwise indicated, capitalised terms shall have the definitions set out in the Plan.

1. Voluntary Benefit. The grant of Options under the Plan is a voluntary benefit that is entirely discretionary to the Company. Neither the Plan nor any Option granted hereunder shall impose any obligation on the Company or its Subsidiaries to continue making Option grants to German Employees.

2. Income Tax Treatment. German Employees who receive Options under the Plan are responsible for payment of any income tax due at the time the option is exercised. Where appropriate, the Company or its German Subsidiary will withhold the appropriate tax. In the event that withholding cannot be made due to lack of funds, the Company has to make a declaration to the financial authorities which will then contact the employee directly for these purposes.

3. Execution of Receipt by Optionee. Upon receipt of an Option and a copy of the Plan, each Optionee will be required to execute a receipt. The receipt will include the Optionee's representations that (i) he has received the Option, the Plan and any other accompanying documentation, (ii) that he accepts the rules laid down in such documentation and (iii) any other information that the Board of Directors of the Company determines is necessary.

                                   APPENDIX E

                      OPTION GRANTS TO SINGAPORE EMPLOYEES

       This Appendix E to the Madge Networks N.V. 1993 Stock Plan (the "Plan") sets forth special rules under which options may be granted to any individual who is an employee of Madge Networks N.V. or who is employed by a Madge Subsidiary in Singapore and whose salary is paid in Singapore currency on the date of the grant. The Committee will determine whether an Employee, Consultant or Director receives Options under this Appendix E and, having so determined, the Committee must specify on the Notice of Stock Option Grant that the Option has been granted under this Appendix E. To the extent the rules in this Appendix E are not consistent with the provisions of the Plan, this Appendix E shall govern. To the extent that there is' no inconsistency between the provisions of the Plan and this Appendix E, the provisions of the Plan shall govern.

       Unless otherwise indicated, capitalised terms shall have the definitions set out in the Plan.

1. Exercise by Estate. In the event of death of an Optionee prior to exercise of an Option, Sections 9(d) and 13(b)(ii) of the Plan shall apply. Notwithstanding the previous sentence, such Option may be exercised only by the person(s) named as executor/personal representative in a Singapore grant of letters of administrator or probate (as the case may be).

2. Method of Payment. If the Optionee is an "Employee" as such term is defined under Section 27 of the Singapore Employment Act, the method of payment authorised by the Plan Administrator pursuant to Section 8 of the Plan shall not include payment by payroll deduction. Such limitation shall not apply to any Optionee who is not an Employee under the terms of the Act.